UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 30, 2019

CONTANGO OIL & GAS COMPANY

(Exact Name of Registrant as Specified in Charter)

Texas	001-16317	95-4079863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002

(Address of Principal Executive Offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.04 per share	MCF	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2019, Contango Oil & Gas Company (the “Company,” “we,” “our”) entered into an asset purchase and sale agreement (the “Purchase Agreement”) with White Star Petroleum, LLC, White Star Petroleum II, LLC, White Star Petroleum Operating, LLC and, solely for the purposes described therein, White Star Petroleum Holdings, LLC and WSP Finance Corporation (collectively, “White Star”) to acquire certain assets and liabilities, including approximately 315,000 net acres located in the STACK, Anadarko and Cherokee operating districts in Oklahoma (the “White Star Properties”), for aggregate consideration of approximately $132.5 million in cash, subject to adjustments for operations during the period between the effective date of July 1, 2019 and the closing date and other customary purchase price adjustments (the “Pending Acquisition”). The Company expects the Pending Acquisition to close in the fourth quarter of 2019, subject to satisfaction of specified closing conditions. In connection with the execution of the Purchase Agreement, the Company paid $12.5 million as a deposit for its obligations under the agreement (the “Deposit Amount”), and a balance of $120.0 million remains payable upon closing of the Pending Acquisition, subject to the adjustments discussed above.

On September 30, 2019, the U.S. Bankruptcy Court for the Western District of Oklahoma entered a sale order approving the Pending Acquisition. The completion of the Pending Acquisition is subject to other specified closing conditions and the right of one or both of the parties to terminate the transaction, including by the Company in the event that the sale order is materially amended, modified or supplemented without the Company’s prior written consent or is voided, reversed or vacated. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the Pending Acquisition may not be completed. The Company has paid the Deposit Amount to White Star, which is refundable only in specified circumstances if the transaction is not consummated.

The Purchase Agreement contains customary representations, warranties and covenants for transactions of this type. There can be no assurance that the Company will acquire the White Star Properties on the terms described or at all. Even if the Company consummates the Pending Acquisition, it may not be able to achieve the expected benefits of the Pending Acquisition. There can be no assurance that the Pending Acquisition will be beneficial to the Company. The Company may not be able to integrate the White Star Properties without increases in costs, losses in revenues or other difficulties.

Our assessment of the White Star Properties to date has been limited, and even by the time of closing, it may not reveal all existing or potential problems, nor may it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. We may not have recourse for liabilities and other problems associated with the Pending Acquisition that we do not discover prior to the expiration date related to such matters under the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to such Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Asset Purchase and Sale Agreement, dated as of September 30, 2019, by and among Contango Oil & Gas Company, White Star Petroleum, LLC, White Star Petroleum II, LLC, White Star Petroleum Operating, LLC and, solely for the purposes described therein, White Star Petroleum Holdings, LLC and WSP Finance Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: October 1, 2019	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and
Chief Financial and Accounting Officer